Exhibit 5.1

STINSON LEONARD STREET LLP

50 South Sixth Street
Suite 2600
Minneapolis, MN 55402

612-335-1500
Fax: 612-335-1657
www.stinson.com

March 12, 2018

Two Harbors Investment Corp.

575 Lexington Avenue, Suite 2930

New York, New York 10022

Re:                             Automatic Shelf Registration Statement on Form S-3ASR, filed with the Securities and Exchange Commission on February 28, 2018 (file No. 333-223311 (the “Registration Statement”)

Ladies and Gentlemen:

We have served as counsel to Two Harbors Investment Corp., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the sale and issuance of up to 10,000,000 shares (as adjusted for a reverse stock split) (the “Securities”) of common stock, $0.01 par value per share, of the Company, pursuant to the Equity Distribution Agreement, dated May 25, 2012, as amended to date (the “Equity Distribution Agreement”), by and among the Company and JMP Securities LLC and Keefe, Bruyette & Woods, Inc. (each, a “Placement Agent” and together, the “Placement Agents” ).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.                                      The Registration Statement of the Company, relating to the Securities, and all amendments thereto, filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

2.                                      The Company’s Prospectus, dated February 28, 2018 (the “Base Prospectus”), as supplemented by a Prospectus Supplement, dated March 12, 2018 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), each in the form in which it was filed with the SEC pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act;

3.                                      The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.                                      The bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

5.                                      A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.                                      Resolutions adopted by the Board of Directors of the Company, and a duly authorized committee thereof (the “Resolutions”), relating to, among other matters, (a) the sale and issuance of the Securities, certified as of the date hereof by an officer of the Company and (b) the execution, delivery and performance by the Company of the Equity Distribution Agreement, certified as of the date hereof by an officer of the Company;

7.                                      The Equity Distribution Agreement; and

8.                                      Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualification stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.                                      Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.                                      Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                                      Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.                                      All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.                                      The Securities will not be issued or transferred in violation of any restriction or limitation contained in Article VII of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.                                      The issuance of the Securities has been duly authorized, and, when and if issued and delivered against payment therefor in accordance with the Resolutions and the Registration Statement, the Securities will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Securities (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

STINSON LEONARD STREET LLP

/s/ Stinson Leonard Street LLP